Exhibit 99.1

iAnthus Announces Resignation of Director

NEW YORK, NY and TORONTO, ON – March 11, 2024 – iAnthus Capital Holdings, Inc. (“iAnthus” or the “Company”) (CSE: IAN, OTCQB: ITHUF), which owns, operates and partners with regulated cannabis operations across the United States, announces the resignation of John Paterson from its Board of Directors (the “Board”), effective immediately.

Mr. Paterson joined the Company on April 20, 2023. "Speaking on behalf of the entire iAnthus team, we thank John for his valuable contributions to the Company and wish him future success,” said Richard Proud, Chief Executive Officer of the Company. Mr. Paterson added: “It has been a pleasure working with the entire iAnthus team and I wish the Company nothing but the best for the future.”

Pursuant to the Investor Rights Agreement dated June 24, 2022 by and among the Company, iAnthus Capital Management, LLC, a wholly-owned subsidiary of the Company, and certain Investors (as defined therein), the Investor who nominated Mr. Paterson is entitled to designate a successor nominee for appointment to the Board, and the Company is required to cause such nominee to be appointed to the Board. As of the date hereof, such Investor has not nominated a successor nominee, and the Company has not appointed a replacement for Mr. Paterson. A copy of the Investor Rights Agreement is available on the Company's SEDAR+ profile and the U.S. Securities and Exchange Commission's ("SEC's") website at www.sec.gov.

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company's reports that it files from time to time with the SEC and the Canadian securities regulators, which you should review including, but not limited to, the Company's Annual Report on Form 10-K filed with the SEC. When used in this news release, words such as “will,” could,” plan,” estimate,” expect,” intend,” may,” potential,” believe, “should” and similar expressions, are forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Company's financial performance, business development, results of operations and changes to the composition of the Company’s Board of Directors.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

Neither the Canadian Securities Exchange or the SEC have reviewed, approved or disapproved the content of this news release.

CONTACT INFORMATION

Corporate/Media/Investors:
Philippe Faraut, Chief Financial Officer
iAnthus Capital Holdings, Inc.

214 King Street West, Suite 314, Toronto, ON M5H 3S6
1-646-518-9411
Philippe@ianthus.com